Exhibit 12.1

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

	For the three months ended March 31, 2018	For the year ended December 31,
		2017	2016	2015	2014	2013
Fixed Charges
Interest-Expensed	$11,521	$50,094	$44,477	$30,149	$15,129	$3,727
Interest-Expensed Convert	7,560	18,726	14,011	14,011	8,493	—
Interest-Capitalized	2,480	6,191	2,927	2,900	8,795	566
Total Fixed Charges	$21,561	$75,011	$61,415	$47,060	$32,417	$4,293
Earnings
Net Income	$49,433	$193,031	$157,875	$91,372	$75,300	$45,045
Less: Equity Investments Income	—	2,847	96	(3,464)	157	—
Adjusted Net Income	49,433	190,184	157,971	87,908	75,457	45,045
Add Back:
Fixed Charges	21,561	75,011	61,039	47,060	32,417	4,293
Amortization of Capitalized Interest	3,620	9,237	5,271	4,700	2,918	866
Interest Capitalized	(2,480)	(6,191)	(2,927)	(2,900)	(8,795)	(566)
Total Earnings	$72,134	$268,241	$221,354	$136,768	$101,997	$49,638
Ratio of Earnings to Fixed Charges	3.3	3.58x	3.63x	2.91x	3.15x	11.56x

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(in thousands, except ratios)

	For the three months ended March 31, 2018	For the year ended December 31,
		2017	2016	2015	2014	2013
Fixed Charges
Interest-Expensed	$11,521	$50,094	$44,477	$30,149	$15,129	$3,727
Interest-Expensed Convert	7,560	18,726	14,011	14,011	8,493	—
Interest-Capitalized	2,480	6,191	2,927	2,900	8,795	566
Preferred Stock Dividends	6,835	33,745	30,925	$11,884	$7,440	$7,440
Total Fixed Charges	$28,396	$108,756	$92,340	58,945	39,857	11,733
Earnings
Net Income	$49,433	$193,031	$157,875	$91,372	$75,300	$45,045
Less: Equity Investments Income	—	2,847	96	(3,464)	157	—
Adjusted Net Income	49,433	190,184	157,971	87,908	75,457	45,045
Add Back:
Fixed Charges	28,396	108,756	92,340	58,945	39,857	11,733
Amortization of Capitalized Interest	3,620	9,237	5,271	4,700	2,918	866
Interest Capitalized	(2,480)	(6,191)	(2,927)	(2,900)	(8,795)	(566)
Total Earnings	$78,969	$301,986	$252,655	$148,653	$109,437	$57,078
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.78x	2.78x	2.74x	2.52x	2.75x	4.86x